ASSET PURCHASE AGREEMENT

                       By and between
                     Brownsville Company
                             And
               Fraser River Metals Depot Inc.


THIS ASSET PURCHASE AGREEMENT (hereinafter referred to as
"Agreement") is entered into as of the 16 day of November, 2006 by and between Brownsville Company (hereinafter referred to as "the Seller") and Fraser River Metals Depot
Inc. (hereinafter referred to as "the Purchaser") as follows:

Article 1 (Purpose)

This Agreement is entered into for the purpose of setting forth the terms and conditions agreed between the parties as well as to clarify the rights and obligations of the parties regarding the sale of the Seller's Assets, both tangible and intangible, and Liabilities to the Purchaser (as defined below).

Article 2 (Definitions)

(1) "Assets" means all of the Seller's tangible and intangible assets as specified in Article 6.


(2) "Liabilities" means the Seller's liabilities as set out in section 7.


(3) "Closing Date" means the date of completion of all the procedures specified in Article 8 below.

Article 3 (Term)

This Agreement shall be effective from the execution date hereof.

Article 4 (Price)

The Purchaser shall pay to the Seller the total of US$ 2.00 and other valuable consideration receipt and which is hereby acknowledged including the termination and cancellation of the Seller's obligation (the "Obligation") to issue to the Purchaser 250,000 shares of Common Stock of the Seller which were to be issued to the Purchaser pursuant to that certain Asset Purchase Agreement dated March 31, 2004 which Obligation is hereby terminated, cancelled and of no further force and effect (the "Price").

Article 5 (Due Diligence)

(1) The parties shall conduct due diligence of the Assets and Liabilities.


(2) The Seller shall permit to the Purchaser, within the necessary scope of the due diligence during the general business hours, access of all books and records directly related to the Seller's Assets and Liabilities.

(3) The parties shall each be responsible for their own costs and expenses of the due diligence, including the fee for accountants, attorneys and other specialists participating in the due diligence.

Article 6 (Assets)

(1) On the terms and subject to the conditions of this Agreement, the Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to the Purchaser or cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, and Purchaser shall acquire from Seller, on the Closing Date, all of Seller's right, title and interest in and to the following assets, in each case owned or leased by Seller and used primarily or, in the case of clause (iv)of this Section 1, solely in connection with Seller's boat launch, parking lot, marina and convenience store business located in Maple Ridge, British Columbia, Canada at the Closing Date (collectively, the "Assets"):

     (i) the lease agreement, dated March 31, 2004, between Fraser River Metals Deposit Inc., as landlord, and
     Brownsville Company, as tenant. (the "Fraser Lease)

     (ii) all inventory, furniture, fixtures, equipment, machinery and other tangible personal property at 23227
     Dogwood Avenue, Maple Ridge, British Columbia, Canada,
     V2X 4S4.

     (iii) all books of account, general, financial, tax and personnel records, invoices, supplier lists, correspondence and other documents, records and files and all computer software and programs and any rights thereto;

     (iv) all rights under all contracts, subcontracts, licenses, sublicenses, agreements, leases, purchase orders, customer orders, commitments and similar binding arrangements of the Seller.

(b) Notwithstanding the foregoing, the Assets shall exclude the following assets owned or leased by Seller (the
"excluded Assets"):


      (i) all cash, cash equivalents and bank accounts;

      (ii) all rights of the Seller in and to the name of "Brownsville Company".

      (iii) all rights of the Seller under this Agreement and any agreements ancillary hereto.

Article 7 (Liabilities)

(a) The Purchaser shall, on the Closing Date, assume and shall pay, perform and discharge when due all liabilities of the Seller as at the Closing Date arising out of or relating to the Assets, all pre-existing contracts, agreements and purchase orders and loan agreements the Seller has entered into prior to the date of this agreement.

Article 8 (Closing)

(a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the assumption of the Liabilities contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Fraser River Metals Depot Inc., on the date hereof or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

Article 9 (Consent)

(a) The Seller shall use reasonable efforts to obtain any required consents to assignment of all contracts, licenses, sublicenses, agreements and leases included among the Assets, and shall use its best efforts to obtain the consent of the landlord to assignment of the Fraser Lease; provided, however, that Seller shall not be required to pay any amount to any person to obtain any such consents. Purchaser shall use its best effort in assisting and cooperating with Seller to obtain the consent of the landlord to the assignment of the Fraser Lease.

Article 10 (Indemnification)

(a) Seller shall be indemnified and held harmless by Purchaser for any and all Losses arising out of or resulting from (i) the Liabilities, (ii) the Assets.

(b) In no event shall the Seller or the Purchaser be liable for consequential damages under this Agreement or any documents or instruments delivered by such parties at the Closing.

Article 11 (Representations and Warranties.)

(a) Seller and Purchaser each hereby represents and warrants to the other that (i) it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to enter into this Agreement and any agreements ancillary hereto, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (ii) the execution and delivery of this Agreement and any agreements ancillary hereto by it, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on its part; and (iii) this Agreement has been, and upon their execution any agreements ancillary hereto will be, duly executed and delivered by it, and (assuming due authorization, execution and delivery by the other party) this Agreement constitutes, and upon their execution any agreements ancillary hereto will constitute, legal, valid and binding obligations of it enforceable against it in accordance with their respective terms.

(b) Seller hereby represents and warrants to Purchaser that it has not received from the landlord under the Fraser Lease prior to the Closing any written notice of default under such lease which remains uncured as of the date hereof.

(c) EXCEPT WITH RESPECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH HEREIN, SELLER MAKES NO, AND EXPRESSLY DISCLAIMS ANY, REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WHETHER OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR QUALITY OF THE ASSETS, OR ANY PART THEREOF, OR AS TO THE CONDITION, WORKMANSHIP OR
VALUE THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN,
WHETHER LATENT OR PATENT. IT IS UNDERSTOOD BY THE
PARTIES THAT THE ASSETS ARE TO BE CONVEYED HEREUNDER "AS-IS" AND "WHERE-IS" ON THE CLOSING DATE AND IN THEIR THEN
PRESENT CONDITION, AND THE PURCHASER SHALL RELY
SOLELY UPON ITS OWN INVESTIGATION AND EXAMINATION
THEREOF.

Article 14 (Further Action)

(a) Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

Article 15 (Expenses)

(a) All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Articles 16 (Headings)

(a) The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

Article 17  (Severability)

(a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Article 18 (Entire Agreement)

(a) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, undertakings and understandings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.

Article 19 (Assignment)

(a) This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller and Purchaser).

Article 20  (No Third Party Beneficiaries)

(a) This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, including, without limitation, any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

Article 21 (Amendment)

(a) This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by, or on behalf of, Seller and Purchaser.

Article 22 (Counterparts)

(a) This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Article 23 (Specific Performance)

(a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of demonstrating the inadequacy of money damages.


IN WITNESS WHEREOF, Seller and Purchaser have caused this
Agreement to be executed by their respective officers
"hereunto duly authorized as of the date first written above.


BROWNSVILLE COMPANY


By: /s/ Adam Cegielski

Name: Adam Cegielski
Title: Chief Executive Officer and Director



Fraser River Metals Depot Inc.

By: /s/ Bing Wong

Name:  Bing Wong
Title:  President and Director